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                                        Registration No. 33-
56223

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                              FORM S-3

                         REGISTRATION STATEMENT
                               UNDER
                        THE SECURITIES ACT OF 1933

                      ARCHER-DANIELS-MIDLAND COMPANY
             (Exact name of Registrant as specified in its charter)

         Delaware                                 41-0129150
(State or other jurisdiction                         (I.R.S.
Employer
     of incorporation or                       Identification
No.
       organization)

                           4666 Faries Parkway
                         Decatur, Illinois 62526
                              217/424-5200

   (Address and telephone number of Registrant's principal executive offices)

                              R. P. Reising

                 Vice President, Secretary and General Counsel
                      Archer-Daniels-Midland Company
                         4666 Faries Parkway
                         Decatur, Illinois 62526
                                217/424-5200
          (Name, address and telephone number of agent for service)

                                Copies to:

     Gerald T. Flom                           D. J. Smith
     Faegre & Benson                            Assistant
Secretary
    2200 Norwest Center                      Archer-Daniels-
Midland Company
  90 South Seventh Street                       4666 Faries
Parkway
Minneapolis, Minnesota 55402                   Decatur,
Illinois 62526


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                            79,500 Shares
                    ARCHER-DANIELS-MIDLAND COMPANY

                            Common Stock
                         (Without Par Value)

     The Common Stock of Archer-Daniels-Midland Company (the "Company") is listed on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on December 19, 1994 was $20.25 per share. See "Price Range of Common Stock".

     This Prospectus relates to shares of Common Stock of the Company (the "Shares") which may be sold by the selling shareholders named under "Selling Shareholders". The Company will receive none of the proceeds from the sale of such shares. The Company will pay the expenses of the offering, estimated at $14,000.

     The distribution of the Shares by the Selling Shareholder may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "Plan of Distribution".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
TO THE
          CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

     The date of this Prospectus is _________, 1994.
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          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated in and made a part of this Prospectus by reference: the Company's Annual Report on Form 10-K for the year ended June 30, 1994 (which incorporates by reference certain portions of the Company's 1994 Annual Report to Shareholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Shareholders held on October 20, 1994), the Company's Reports on Form 10-Q and Form 10-Q/A for the quarter ended September 30, 1994, and the description of the Company's Common Stock included in registration statements and reports filed under the Exchange Act.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200).

                         ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern National Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the New York Stock Exchange and the Midwest Stock Exchange, and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement, and exhibits thereto, in respect of the Shares offered hereby, filed with the Commission under the Securities Act of 1933. For further information regarding the Company and the Shares offered hereby, reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the offices of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

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                         THE COMPANY

     Archer-Daniels-Midland Company (the "Company") is a major processor of agricultural products for the food and feed industries. It is one of the largest oilseed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers in the United States.

     The Company was incorporated in Delaware in 1923 as the successor to a business formed in 1902. The Company's executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200). References herein to the Company relate to Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless otherwise noted or indicated by the context.

                           DIVIDENDS

     The Company has paid cash dividends on its Common Stock in each year since 1927 and consecutive quarterly cash dividends since 1932. A 50% stock dividend in the form of a three-for-two stock split was declared on October 20, 1994 to shareholders of record on November 4, 1994 and paid on December 5, 1994. A cash dividend in the amount of $0.025 per share was declared on October 20, 1994 to shareholders of record on November 4, 1994 and paid on November 28, 1994. The payment of future dividends will be determined by the Board of Directors based upon the level of earnings, the financial condition of the Company and other relevant factors.

                    PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company is listed on the New York Stock Exchange. The following table shows for the calendar periods indicated the high and low sales prices (rounded to the nearest 1/8) of the Company's Common stock on the New York Stock Exchange, Inc. Composite Tape, as reported by The Wall Street Journal, adjusted for stock dividends paid through the date hereof:

                                   High      Low
          1992:
               First quarter..........  18-7/8    14-7/8
               Second quarter.........  15-3/8    12-7/8
               Third quarter..........  15-1/8    12-5/8
               Fourth quarter.........  19-1/8    14-1/8

          1993:
               First quarter.......... 17-1/2     14-7/8
               Second quarter.........  15-5/8    14-1/8
               Third quarter..........  15-7/8    13-1/2
               Fourth quarter.........  16-5/8    15-1/8

          1994:
               First quarter..........  17-1/2    14-3/8
               Second quarter.........  15-7/8    14-1/8
               Third quarter.......... 17-1/2     15-7/8
               Fourth quarter (through  20-1/4    16-5/8
                  December 19, 1994)

     For a recent price of the Company's Common Stock on the
New York Stock Exchange, see the cover page of this Prospectus.
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                         SELLING SHAREHOLDER

     The following table lists the Selling Shareholder and the number of outstanding shares of Common Stock of the Company beneficially owned by the Selling Shareholder as of December 19, 1994. The maximum number of shares proposed to be sold by such Selling Shareholder pursuant to this Registration Statement is the number of shares as shown below.

                         Shares Owned             Shares Owned
                           Prior to                       After
                           Offering       Shares Offered
Offering
     Selling Shareholder

     Growmark, Inc.       3,028,998          79,500
2,949,498

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                         PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Shareholder may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Shareholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholder and broker-dealers that participate with the Selling Shareholder in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                         LEGAL OPINIONS

     The validity of the shares offered hereby will be passed upon for the Company by R. P. Reising, Vice President,
Secretary and General Counsel of the Company. Mr. Reising beneficially owns shares of Common Stock of the Company.

                              EXPERTS

     The consolidated financial statements and schedules of Archer-Daniels-Midland Company for the year ended June 30, 1994, appearing or incorporated by reference in Archer-Daniels-Midland Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.  Exhibits.

        23 - Consent of independent auditors.
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                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on December 27, 1994.

                              ARCHER-DANIELS-MIDLAND COMPANY


                                    /s/ D. J. Smith
                              D. J. Smith
                              Assistant Secretary
                              and Corporate Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed on December 27, 1994, by the following persons in the capacities indicated:

     Dwayne O. Andreas*, Chairman of the Board and Chief
Executive
                         (Principal Executive Officer)


      /s/ Douglas J. Schmalz
     Douglas J. Schmalz, Vice President, Controller and
                         Chief Financial Officer
                         (Principal Financial and Accounting
                          Officer)


     M. D. Andreas*, Director

     M. L. Andreas*, Director

     L. W. Andreas*, Director

     S. M. Archer, Jr.*, Director

     Ralph Bruce*, Director

     H. Buffett*, Director

     J. H. Daniels*, Director

     R. A. Goldberg*, Director

     H. D. Hale*, Director

     F. Ross Johnson*, Director

     Brian Mulroney*, Director

     J. R. Randall*, Director

      R. S. Strauss*, Director

     Mrs. N. A. Rockefeller*, Director

     J. K. Vanier*, Director

     O. G. Webb*, Director

*D. J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.



                                    /s/ D. J. Smith
                              D. J. Smith
                              Attorney-in-fact
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                     EXHIBIT  INDEX



                                                  FORM OF
EXHIBIT NO.                  EXHIBIT
FILING



  23        Consent of independent auditors
Electronic

Transmission



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